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Exhibit (a)(1)(i)

        NEW YORK & COMPANY, INC.

OFFERING MEMORANDUM
RELATING TO OUR
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK APPRECIATION RIGHTS AND
CERTAIN OPTIONS TO PURCHASE COMMON STOCK
FOR
REPLACEMENT STOCK APPRECIATION RIGHTS
THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M. EDT ON JUNE 29, 2017
UNLESS THIS OFFER IS EXTENDED OR TERMINATED

        New York & Company, Inc., which is sometimes referred to in this offering memorandum as the "Company," "New York & Company," "NWY," "our," "us" and "we," is offering certain associates of New York & Company and its subsidiaries the opportunity to exchange certain stock appreciation rights ("SARs") and stock options to purchase shares of our common stock, par value $0.001 per share, issued and outstanding under the Amended and Restated 2006 Long-Term Incentive Plan (the "2006 Plan") and the Amended and Restated 2002 Stock Option Plan (the "2002 Plan"), collectively the "Plans," with exercise prices equal to or greater than $2.60 per share, which we refer to as "Eligible Awards," for a fewer number of replacement stock appreciation rights with an equal fair value and an exercise price equal to the closing price of the Company's common stock on the New York Stock Exchange ("NYSE") on the date of grant (the "Replacement SARs") on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the "Offer" and we refer to the exchange of Eligible Awards for Replacement SARs in accordance with the terms of the Offer as the "Exchange Program." In this offering memorandum, when we refer to a "Section," unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption "This Offer," which begins on page 8.

        Under the listing rules of the NYSE, stockholder approval is required in order for the Exchange Program to be implemented. If stockholder approval is not obtained at our Annual Meeting of Stockholders on June 20, 2017 (the "Annual Meeting"), we will not be able to implement the Exchange Program.

        Replacement SARs will be granted upon the terms and subject to the conditions set forth in this offering memorandum. We will grant the Replacement SARs on the date this Offer expires. Participation in the Exchange Program is voluntary.

        Non-executive members of the Company's board of directors are not eligible to participate in this Offer. An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including June 1, 2017 through the date the Replacement SARs are granted, which we refer to as the "Eligibility Period," he or she satisfies all of the following conditions:

  •
  Is employed by New York & Company, Inc. or one of its subsidiaries on the date the Offer commences, and

  •
  Continues to be an associate of New York & Company, Inc. or one of its subsidiaries and has not submitted or received a notice of termination on or prior to the date the Replacement SARs are granted, and

  •
  Holds at least one Eligible Award.

        In this offering memorandum, we refer to the individuals who are eligible to participate in the Exchange Program as "Eligible Associates."

        Each Eligible Associate who participates in the Exchange Program will exchange, at equal fair value, Eligible Awards for Replacement SARs. Each Eligible Award tendered for exchange will be exchanged for a Replacement SAR representing the number of shares of the Company's common stock such that the Replacement SAR will have a fair value equal to the fair value of the tendered Eligible Award (in accordance with a generally accepted option valuation method), based on the fair market value of the Company's common stock as of the date the offer to exchange expires.

        The number of shares that will be covered by each Replacement SARs will be determined according to an exchange formula intended to provide participating associates with Replacement SARs that, in each case, have an estimated fair value (calculated as of the Replacement SAR grant date) equal to the estimated fair value of his or her Eligible Awards (also calculated as of the Replacement SAR grant date) tendered for exchange, based upon the assumptions described in Section 8 ("Source and Amount of Consideration; Terms of Replacement SARs"). The exchange ratio is based in part on the market price of the Company's common stock at the date of grant, currently expected to be June 29, 2017.

        If you are an Eligible Associate and you elect to exchange one or more Eligible Awards, then, for each Eligible Award you elect to exchange, you must exchange all of that Eligible Award grant that remains unexercised and was granted to you on a single grant date at the same exercise price and with the same vesting schedule. If you have previously exercised a portion of an Eligible Award grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

        All Eligible Awards that are accepted pursuant to the Offer will be cancelled upon the expiration of the Offer (the "expiration date"), currently scheduled to expire at 5:00 p.m. EDT on June 29, 2017, unless this offer is extended by us. An Eligible Award that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Associate before the end of the Eligibility Period, in which event the Eligible Award grant will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Awards or issue Replacement SARs, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Associate before the expiration of the Eligibility Period. If you elect to exchange Eligible Awards pursuant to the Offer, your election is accepted and you remain an Eligible Associate through the date we grant the Replacement SARs, we will grant you a fewer number of Replacement SARs, at a lower exercise price, under the 2006 Plan for the Eligible Awards you have tendered for exchange. We expect the new grant date for the Replacement SARs will be June 29, 2017, the date this Offer expires, unless this Offer is extended by us.

        Replacement SARs will:

  •
  Have a per share exercise price equal to the fair market value of the closing price of the Company's common stock on the NYSE on the new grant date;

  •
  Those Replacement SARs granted in exchange for vested Eligible Awards will have a new minimum time vesting requirement of one year from the date of the replacement grant, such that all Replacement SARs issued in the Exchange Program will be unvested on the replacement grant date thereby increasing the retention value of previously vested awards. Replacement SARs granted in exchange for unvested Eligible Awards will continue to vest to the same extent and proportion as the tendered Eligible Awards. If an employee is involuntarily terminated without cause, or upon a change in control, the employee's Replacement SARs that were granted in exchange for vested Eligible Awards will vest under the original vesting schedule and the remaining unvested Replacement SARs will be forfeited on the termination effective date;

  •
  Have the same expiration date as the exchanged Eligible Award, except that no Replacement SAR will expire prior to the one-year anniversary of the new vesting requirement, subject to earlier expiration of the Replacement SAR upon termination of the employment of the Eligible Associate; and

  •
  Have substantially the same terms and conditions as those of the surrendered Eligible Award it replaces, except for the limitations described above.

        Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Awards. You must make your own personal decision whether to elect to exchange your Eligible Awards. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Awards.

        This Offer is not conditioned upon a minimum aggregate number of Eligible Awards being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7 ("Conditions of this Offer").

        Shares of our common stock are quoted on the NYSE under the symbol "NWY." On May 24, 2017, the closing stock price of our common stock as quoted on the NYSE was $1.45 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

        As of May 24, 2017, there were 7,251,989 SARs and options outstanding under the Company's Plans, of which 99.7% were "underwater." Of these SARs and options, Eligible Associates held 5,425,129 Eligible Awards. Eligible Awards held by Eligible Associates represent approximately 8% of the total shares of our common stock outstanding as of May 24, 2017.

IMPORTANT

        If you wish to participate in the Exchange Program, you must complete an individualized Exchange Program Election Form (the "Election Form"), which is included with this offering memorandum. Election Forms should be sent to New York & Company, Inc.:

  •
  By mail in the self-addressed, stamped envelope to New York & Company, Attn: Exchange Program, 330 West 34th Street, New York, NY 10001; or

  •
  By inter-office or hand mail to New York & Company Human Resources Department; or

  •
  By e-mail to exchangeprogram@nyandcompany.com.

        To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on June 29, 2017, unless this Offer is extended. If your Eligible Awards are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Awards have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement SARs and their per share exercise price.

        The Company has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Awards pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. The Company has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum, you must not rely upon that recommendation, information or representation as having been authorized by the Company.

        Nothing in this offering memorandum shall be construed to give any person the right to remain in the employ of New York & Company, Inc. or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this offering memorandum should be considered a contract or guarantee of employment, wages or compensation. The employment relationship between the Company and each associate remains "at will."

        The Company reserves the right to amend or terminate the Plans, or either of them, at any time, and the grant of an option under the Plans or this Offer, does not in any way obligate the Company to grant additional options or offer further opportunities to participate in any offer to exchange at any future time. The grant of any SARs and any future equity awards granted under any plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

 INDEX TO SUMMARY TERM SHEET

		Page
EXCHANGE PROGRAM DESIGN AND PURPOSE
1.	What is the Exchange Program?	1
2.	Why are we conducting the Exchange Program?	1
3.	What are Eligible Awards?	1
4.	Who are Eligible Associates?	1
5.	Who is not eligible to participate in the Exchange Program?	2
6.	What are Replacement SARs?	2
7.	How are Replacement SARs different from Eligible Awards?	2
8.	How many shares will I receive if I exercise a Replacement SAR?	3
9.	How will the number of shares I will be entitled to purchase pursuant to a Replacement SAR grant be determined?	3
10.	What is an exchange ratio and how is it determined?	4
11.	What is the Black-Scholes option valuation model?	4
12.	Do I have to participate in the Exchange Program?	5
13.	When must I be an Eligible Associate?	5
14.	Does participation in the Exchange Program create a right to continued employment?	5
15.	What happens if I leave the Company because my employment is terminated by the Company, or I otherwise become ineligible at any time during the Eligibility Period?	5
16.	Why can't I just be granted additional SARs or options?	5
17.	If I participate in the Exchange Program, what will happen to the Eligible Awards that I exchange?	5
18.	What will happen to Eligible Awards that I choose not to exchange?	5
19.	Will my participation in the Exchange Program affect my eligibility to receive future SARs or stock option grants?	5
20.	May the Company cancel this Offer?	6
21.	What are the conditions to this Offer?	6
ADMINISTRATION AND TIMING OF THE EXCHANGE PROGRAM
22.	How do I participate in the Exchange Program?	6
23.	How will I know my SARs and options were exchanged?	6
24.	Is the Company required to accept my Eligible Awards for exchange?	6
25.	How do I obtain information about all of my existing SARs and stock options?	7
26.	Must I submit my Eligible Awards grant documents with my Election Form?	7
27.	What is the deadline to elect to participate in the Exchange Program?	7
28.	What will happen if my Election Form is not received as required by the deadline?	7
29.	May I withdraw or change my election?	7
30.	How do I withdraw or change my election?	7
31.	If I have several different Eligible Award grants, may I elect to exchange one grant but not the others?	7
32.	May I exchange the remaining portion of an Eligible Award grant that I have already partially exercised?	7
33.	May I select which portion of an Eligible Award grant to exchange?	8
34.	May I exchange both the vested and unvested portions of an Eligible Award grant?	8
35.	When will I receive my Replacement SARs grant documents?	8
36.	What if my employment with the Company is terminated after the date the Replacement SARs are granted?	8
37.	After I receive Replacement SARs, what happens if my Replacement SARs end up underwater?	8
OTHER IMPORTANT QUESTIONS
38.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?	8
39.	How should I decide whether or not to participate?	8
40.	Is there an example of what would happen if I did participate and what would happen if I didn't?	9

 SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this Offer. We strongly encourage you to read the following questions and answers carefully as well as the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet and the Election Form. The decision to participate in the Exchange Program is an individual one; therefore, we suggest that you consult with your personal financial and tax advisors and review these questions and answers and other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

        The questions and answers have been separated into three categories:

  •
  Exchange Program Design and Purpose

  •
  Administration and Timing of the Exchange Program

  •
  Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.     What is the Exchange Program?

        The Exchange Program is an offer to the Company's Eligible Associates, described further under "Question 4. Who are Eligible Associates?," to exchange certain SARs and stock options with exercise prices equal to or greater than $2.60 per share for a fewer number of Replacement SARs with an equal fair value and an exercise price equal to the closing price of the Company's common stock on the NYSE on the date of grant of such Replacement SARs. The date of grant is expected to be the closing of the Exchange Program, which is June 29, 2017, unless extended by us. Participation in the Exchange Program will be voluntary.

2.     Why are we conducting the Exchange Program?

        SARs and stock options for associates are very important to the Company's compensation program. A number of the SARS and stock options that were granted in recent years are substantially "underwater," meaning that the exercise price, as of June 1, 2017, is substantially higher than the current trading price of the Company's stock. Because of this, the effectiveness of our long-term incentive program is weakened and the retention value of our SARs and stock options is impaired. The Exchange Program has been designed to reinstate the retention and motivational value of our equity program.

3.     What are Eligible Awards?

        The Eligible Awards are both the outstanding SARs and non-qualified stock options granted to Eligible Associates by the Company between March 19, 2008 and May 17, 2016 with an exercise price equal to or greater than $2.60.

4.     Who are Eligible Associates?

        The Exchange Program is open to associates of the Company who hold Eligible Awards, excluding non-executive members of the board of directors. The program will not be available to any former employees. An associate who tenders his or her SARs and options for exchange must also have been continuously employed with the Company, and be an Eligible Associate on the date of the new grant in order to receive the Replacement SARs. If an Eligible Associate is no longer employed by the Company for any reason on the date that the Exchange Program commences, that Eligible Associate cannot participate in the program.

        If an Eligible Associate is no longer employed by the Company for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Exchange Program commences, that Eligible Associate cannot participate in the program. If an Eligible Associate is no longer employed by the Company for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her Eligible Awards for exchange, such associate's tender will automatically be deemed withdrawn and he or she will not participate in the Exchange Program. Such associate will retain his or her outstanding Eligible Awards in accordance with their current terms and conditions, and he or she may exercise them during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested.

5.     Who is not eligible to participate in the Exchange Program?

        The following individuals are not eligible to participate in the Exchange Program:

  •
  Non-executive members of the board of directors,

  •
  Retirees and terminated associates, and

  •
  Associates that have submitted or received a notice of termination on or prior to the date the Replacement SARs are granted.

6.     What are Replacement SARs?

        Replacement SARs are the SARs that will be granted to Eligible Associates in exchange for tendered and accepted Eligible Awards.

7.     How are Replacement SARs different from Eligible Awards?

        The exercise price of each Replacement SAR will be equal to the fair market value of the Company's common stock on the NYSE on the day the Offer expires and the Replacement SARs are granted (currently expected to be June 29, 2017). Under the Exchange Program, each Replacement SAR will retain the same expiration date as the surrendered Eligible Award except that no Replacement SAR will expire prior to the one-year anniversary of the new vesting requirement, subject to earlier expiration of the Replacement SAR upon termination of the employment of the Eligible Associate.

        Replacement SARs granted in exchange for vested Eligible Awards will have a new minimum time vesting requirement of one year from the date of the replacement grant, such that all Replacement SARs issued in the Exchange Program will be unvested on the replacement grant date thereby increasing the retention value of previously vested awards. Replacement SARs granted in exchange for unvested Eligible Awards will continue to vest to the same extent and proportion as the tendered Eligible Awards. If an employee is involuntarily terminated without cause, or upon a change in control, the employee's Replacement SARs that were granted in exchange for vested Eligible Awards will vest under the original vesting schedule and the remaining unvested Replacement SARs will be forfeited on the termination effective date.

        The other terms and conditions of the Replacement SARs will be set forth in a SARs agreement to be entered into as of the Replacement SAR grant date. The other terms and conditions of each Replacement SAR will be substantially similar to those of the surrendered Eligible Award it replaces. Each Replacement SAR will be granted under the 2006 Plan. The shares of common stock for which the Replacement SARs may be exercised will be registered on a registration statement filed with the SEC.

        The following example shows the original vesting schedule for an Eligible Award grant that is exchanged and the new vesting schedule for the Replacement SAR grant.

Example:

        This example assumes that the exchange offer expires on June 29, 2017, and Replacement SARs are granted on June 29, 2017. John Doe was originally granted 1,000 SARs on August 25, 2014 with an exercise price of $3.47 per share. The result described below is the same whether the Eligible Award consists of 1,000 stock options or 1,000 SARs. The original vesting schedule for the Eligible Award is as follows:

Vest Date:	08/25/15	08/25/16	08/25/17
% Vested:	25%	25%	50%
Shares Vested:	250	250	500

        John Doe has decided to take part in the Exchange Program and has exchanged his Eligible Awards (1,000 SARs with an exercise price of $3.47 per share) for a fewer number of Replacement SARs with a lower exercise price. Accordingly, on June 29, 2017, John Doe is granted 476 Replacement SARs at an exercise price equal to the closing price of the Company's stock on the grant date, which is assumed to be $1.50 per share in this example. The number of Replacement SARs granted is determined by dividing the 1,000 Eligible Awards by an exchange ratio of 2.10 (Please see "Question 10. What is an exchange ratio and how is it determined?" for a discussion of the exchange ratio). All Replacement SARs will be unvested on the grant date. The new vesting schedule for this particular Replacement SAR grant will be as follows:

Vest Date:	08/25/17	06/29/18
% Vested:	50%	50%
Shares Vested:	238	238

        In the new vesting schedule for the Replacement SARs above, the 238 Replacement SARs will vest on June 29, 2018 (the one-year anniversary of the new equity award grant date). The remaining Replacement SARs will vest in accordance with the original vesting schedule of the tendered Eligible Award. The percentage of Replacement SARs that vest on the one-year anniversary of the new equity award grant date will vary depending on the grant date and vesting schedule of the Eligible Awards that are surrendered.

8.     How many shares will I receive if I exercise a Replacement SAR?

        Upon the exercise of a Replacement SAR, a participant will receive a number of shares of the Company's common stock equal in value to the excess of the fair market value of a share of common stock over the exercise price per share, multiplied by the number of shares in respect of which the SAR is exercised.

9.     How will the number of shares I will be entitled to receive pursuant to a Replacement SAR grant be determined?

        The number of shares underlying the Replacement SAR grant will be determined as follows:

  •
  Dividing (i) the number of shares underlying your Eligible Award grant that you exchanged for the Replacement SAR grant by (ii) the applicable exchange ratio; and

  •
  Rounding the resulting number down to the nearest whole number.

10.   What is an exchange ratio and how is it determined?

        Each Eligible Award tendered for exchange will be exchanged for a Replacement SAR representing the number of shares of the Company's common stock such that the Replacement SAR will have a fair value equal to the fair value of the tendered Eligible Award (in accordance with a generally accepted option valuation method), based on the fair market value of the Company's common stock as of the date the Exchange Offer expires. The fair value of the Eligible Awards and the Replacement SARs will be calculated using the Black-Scholes option valuation model. Exchange ratios will vary based on the exercise price and remaining term of the tendered Eligible Award, as well as the fair market value of the Company's common stock used for purposes of the valuation.

        The table below sets forth all Eligible Awards as of May 24, 2017 and what the respective exchange ratios and the number of Replacement SARs would be assuming the closing stock price on the expected grant date of June 29, 2017 is $1.50 per share. The estimated exchange ratios are rounded down to the hundredths decimal place for presentation purposes in the table below.

Eligible Awards				Replacement SARs
Option/SARs Grant Date	Shares Subject to Option/ SARs Grant	Exercise Price (per share)	Exchange Ratio	SARs Grant Date	Shares Subject to Replacement SARs Grant	Exercise Price (per share)
03-19-2008	160,850	$4.74	4.17	06-29-2017	38,604	$1.50
04-01-2010	170,000	$4.79	2.94	06-29-2017	57,736	$1.50
06-01-2010	700,000	$3.80	2.25	06-29-2017	311,111	$1.50
02-15-2011	200,000	$6.17	3.87	06-29-2017	51,724	$1.50
04-15-2011	145,000	$6.89	4.54	06-29-2017	31,949	$1.50
08-18-2011	10,000	$4.21	2.22	06-29-2017	4,500	$1.50
12-27-2011	100,000	$2.77	1.45	06-29-2017	68,852	$1.50
04-16-2012	365,000	$3.65	1.79	06-29-2017	203,443	$1.50
08-15-2012	5,000	$3.71	1.72	06-29-2017	2,903	$1.50
03-05-2013	100,000	$4.37	1.62	06-29-2017	61,905	$1.50
08-26-2013	491,169	$5.32	1.60	06-29-2017	306,981	$1.50
09-16-2013	75,000	$5.26	1.60	06-29-2017	46,875	$1.50
11-18-2013	5,351	$5.39	1.59	06-29-2017	3,375	$1.50
03-13-2014	10,000	$4.26	1.27	06-29-2017	7,846	$1.50
08-19-2014	58,500	$3.22	1.86	06-29-2017	31,500	$1.50
08-25-2014	835,490	$3.47	2.10	06-29-2017	398,464	$1.50
11-03-2014	750,000	$3.16	1.86	06-29-2017	402,985	$1.50
08-25-2015	1,162,769	$2.60	1.51	06-29-2017	769,479	$1.50
04-18-2016	75,000	$3.65	1.95	06-29-2017	38,542	$1.50
05-17-2016	6,000	$2.91	1.54	06-29-2017	3,892	$1.50

	5,425,129				2,842,666

11.   What is the Black-Scholes option valuation model?

        The Black-Scholes option valuation model is a widely-used and generally accepted option valuation methodology that provides an estimate of the fair value of SARs and stock options. It is the same model the Company uses to value its SARs and stock options for financial statement reporting purposes.

12.   Do I have to participate in the Exchange Program?

        No. Participation in the Exchange Program is completely voluntary. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program. Since the exchange ratios will be set on the expiration date, and the exercise price of the Replacement SARs cannot be determined until the expiration date, you should consider, before the termination of this Offer, whether the changes in the market price of the Company's common stock work in your favor or not when deciding whether or not to participate in the Exchange Program.

13.   When must I be an Eligible Associate?

        To participate in the Exchange Program, you must be an Eligible Associate throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (June 1, 2017), through the date the Replacement SARs are granted (currently scheduled for June 29, 2017). If you are not an Eligible Associate throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Awards will remain outstanding and unchanged.

14.   Does participation in the Exchange Program create a right to continued employment?

        No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

15.   What happens if I leave the Company because my employment is terminated by the Company, or I otherwise become ineligible at any time during the Eligibility Period?

        If you are not an Eligible Associate for any reason at any time during the Eligibility Period, including on the date Replacement SARs are granted (currently scheduled for June 29, 2017), any election you make to participate in the Exchange Program will be automatically voided and the Eligible Awards you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the grant documents for those Eligible Awards.

16.   Why can't I just be granted additional SARs or options?

        An additional grant of SARs or options to all Eligible Associates could have a negative effect on our stock dilution, outstanding shares and share price.

17.   If I participate in the Exchange Program, what will happen to the Eligible Awards that I exchange?

        Eligible Awards that are accepted for exchange under the Exchange Program will be cancelled on the date the Replacement SARs are granted, which will be the date this Offer expires.

18.   What will happen to Eligible Awards that I choose not to exchange?

        Eligible Awards that you choose not to exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

19.   Will my participation in the Exchange Program affect my eligibility to receive future SARs or stock option grants?

        Participation or non-participation in the Exchange Program will have no effect on the Company's consideration to grant you SARs, stock options, or any other form of equity award in the future. Your eligibility is determined under the terms and conditions of the Plans.

20.   May the Company cancel this Offer?

        The Company may, at its sole discretion, decide to terminate this Offer at any time prior to the expiration of this Offer. If this Offer is terminated, any Eligible Awards that were tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made.

21.   What are the conditions to this Offer?

        This Offer is subject to a number of conditions, including the conditions described in Section 7. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer.

        Under the listing rules of the NYSE, stockholder approval is required in order for the Exchange Program to be implemented. If stockholder approval is not obtained at our Annual Meeting, we will not be able to implement the Exchange Program.

ADMINISTRATION AND TIMING OF THE EXCHANGE PROGRAM

22.   How do I participate in the Exchange Program?

        Election instructions along with the required documentation to make your exchange election are enclosed with this offering memorandum. To participate, you must complete and submit the enclosed Election Form, which must be received by us no later than 5:00 p.m. EDT on June 29, 2017, unless this Offer is extended. Election Forms may be submitted by any one of the following methods:

  •
  Mailed in the self-addressed, stamped envelope to: New York & Company, Attn: Exchange Program, 330 West 34th Street, New York, NY 10001; or

  •
  Inter-office or hand mail to New York & Company Human Resources Department; or

  •
  Scanned and e-mailed to: exchangeprogram@nyandcompany.com.

        If you have any questions about the election process, please send an e-mail directly to exchangeprogram@nyandcompany.com. You may also call (212) 884-2750, where you will have the ability to leave a voice message.

23.   How will I know my SARs or options were exchanged?

        If your Eligible Awards are properly tendered for exchange and accepted by us for exchange, you will receive a confirmation notice following the expiration of this Offer. The confirmation notice will confirm that those Eligible Awards have been accepted for exchange and cancelled and will set forth the number of Replacement SARs, using the applicable exchange ratios determined on the expiration date, that have been granted to you and their exercise price.

24.   Is the Company required to accept my Eligible Awards for exchange?

        We reserve the right to reject any or all Eligible Awards tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept Eligible Awards properly and timely tendered for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all Eligible Awards properly tendered for exchange that are not validly withdrawn.

25.   How do I obtain information about all of my existing SARs and stock options?

        To review the list of all your outstanding SARs and options, please contact Merrill Lynch at 1-800-216-1606.

26.   Must I submit my Eligible Awards grant documents with my Election Form?

        No. You do not need to submit any grant documents in order to tender Eligible Awards for exchange.

27.   What is the deadline to elect to participate in the Exchange Program?

        The deadline to participate in the Exchange Program is 5:00 p.m. EDT on June 29, 2017, unless this Offer is extended by us. This means that your completed Election Form must be received by us before that time. Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 22.

        We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension as described in Section 14. If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended.

28.   What will happen if my Election Form is not received as required by the deadline?

        If your Election Form is not received by us by 5:00 p.m. EDT on June 29, 2017, then you will not be able to participate in the Exchange Program and all SARs and stock options currently held by you will remain unchanged, including the exercise price and number of underlying shares.

29.   May I withdraw or change my election?

        Yes. You may withdraw or change a previously submitted election to exchange Eligible Awards at any time before 5:00 p.m. EDT on June 29, 2017. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.

30.   How do I withdraw or change my election?

        You may withdraw this election by submitting a new properly completed and signed Election Form and checking off the DECLINE box, or the EXCHANGE box if you previously declined the Offer, prior to the expiration date in the same manner set forth in the answer to Question 22, and we must receive the new Election Form before the expiration of this Offer at 5:00 p.m. EDT on June 29, 2017. It is your responsibility to confirm that we have received your new Election Form before the expiration of this Offer. In all cases, the last Election Form submitted and received prior to the expiration of this Offer will prevail.

31.   If I have several different Eligible Award grants, may I elect to exchange one grant but not the others?

        Yes. If you were issued more than one Eligible Award grant, you may make a separate election for each award. If you elect to tender an Eligible Award grant for exchange, then you must exchange the entire unexercised portion of that grant. Partial exchanges of a grant are not permitted.

32.   May I exchange the remaining portion of an Eligible Award that I have already partially exercised?

        Yes, any remaining outstanding, unexercised Eligible Awards may be exchanged.

33.   May I select which portion of an Eligible Award grant to exchange?

        No. If you choose to exchange an Eligible Award grant, all outstanding, unexercised Eligible Awards under that grant must be exchanged.

34.   May I exchange both the vested and unvested portions of an Eligible Award grant?

        Yes. Each Eligible Award exchanged must be exchanged in its entirety, whether or not it is fully vested.

35.   When will I receive my Replacement SARs grant documents?

        We will grant the Replacement SARs on the day the Offer expires, at the same time as the Eligible Awards you tendered to exchange are cancelled. We expect the offer to expire on June 29, 2017; we would expect to grant the Replacement SARs on June 29, 2017. Grant documents for the Replacement SARs will be mailed to you thereafter.

36.   What if my employment with the Company is terminated after the date the Replacement SARs are granted?

        If your employment with the Company is terminated for any reason after the date Replacement SARs are granted to you, you will have the same exercise rights, if any, under your Replacement SARs grant that you would have had under the Eligible Award grant exchanged for that Replacement Award grant, but with respect to the smaller number of shares, lower exercise price, and a proportionally adjusted vesting schedule.

37.   After I receive Replacement SARs, what happens if my Replacement SARs end up underwater?

        We are conducting the Exchange Program at this time because of New York & Company's stock price decline in recent years. We can provide no assurance as to the price of our common stock at any time in the future. Moreover, we cannot speculate on whether we will ever seek stockholder approval to conduct another exchange program at any time in the future should your Replacement SARs end up underwater.

OTHER IMPORTANT QUESTIONS

38.   Are there any U.S. federal income tax consequences to my participation in the Exchange Program?

        If you accept this Offer, we believe, under current U.S. law, you should not recognize income for U.S. federal income tax purposes either when your exchanged Eligible Awards are cancelled or when your Replacement SARs are granted. However, tax consequences may vary depending on each individual associate's circumstances. Included as part of this offering memorandum is information regarding the material U.S. federal income tax consequences of this Offer. You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Exchange Program, including any state or local tax consequences.

39.   How should I decide whether or not to participate?

        The decision to participate must be each individual associate's personal decision, and it will depend largely on each associate's assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

40.   Is there an example of what would happen if I did participate and what would happen if I didn't?

        Yes. The example below provides an illustration. If you have additional questions, please send an e-mail to exchangeprogram@nyandcompany.com or call (212) 884-2750, where you will have the ability to leave a voice message.

Example:

        Jack Jones and Jane Smith are New York & Company associates. Jack and Jane each have an Eligible Award grant consisting of 1,000 SARs with an exercise price of $3.65 per share. The result described below is the same whether the Eligible Awards consist of 1,000 stock options or 1,000 SARs. The Eligible Awards were granted on April 16, 2012 and expire on April 16, 2022; all of Jack's and Jane's shares are fully vested as of June 29, 2017. The exercise price of $3.65 is substantially more than the market value of New York & Company stock on May 24, 2017, meaning Jack's and Jane's SARs are "underwater."

        New York & Company institutes an Exchange Program for its associates and offers to exchange Replacement SARs for the Eligible Awards Jack and Jane hold.

        Jack decides to participate in the Exchange Program. He exchanges his Eligible Award consisting of 1,000 SARs and receives 557 Replacement SARs with an exercise price equal to the closing price of the Company's common stock on the grant date, which is assumed to be $1.50 per share in this example. The number of Replacement SARs granted was determined by dividing the 1,000 Eligible Awards by an exchange ratio of 1.794 (Please see "Question 10. What is an exchange ratio and how is it determined?" for a discussion of the exchange ratio). His Replacement SARs expire on April 16, 2022 as before; all 557 Replacement SARs are unvested as of the new grant date and will vest on June 29, 2018 (Please see "Question 7. How are Replacement SARs different from Eligible Awards?" for a discussion of the new vesting schedule for Replacement SARs).

        Jane decides to keep her Eligible Award consisting of 1,000 SARs with an exercise price of $3.65 per share.

        New York & Company stock will have to reach at least $6.36 before the SARs expire on April 16, 2022, in order for Jane to be better off than Jack. If the price of New York & Company stock does not reach $6.36 before the SARs expire, then Jack will have made the better decision.

THIS OFFER

        SECTION 1.    Eligibility; Number of SARs and Options; Expiration Date.

        Upon the terms and subject to the conditions of this Offer, we will grant Replacement SARs under the 2006 Plan in exchange for Eligible Awards that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the expiration date.

        The Company's non-executive members of its board of directors will not be eligible to participate in the Exchange Program. An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes June 1, 2017 through the date the Replacement SARs are granted, he or she satisfies all of the following conditions:

  •
  Is employed by New York & Company, Inc. or one of its subsidiaries on the date this exchange offer commences, and

  •
  Continues to be an associate of New York & Company, Inc. or one of its subsidiaries and has not submitted or received a notice of termination on or prior to the date the Replacement SARs are granted, and

  •
  Holds at least one Eligible Award.

        Even if you are an Eligible Associate when the Exchange Program commences, you will not be eligible to exchange Eligible Awards for Replacement SARs unless you continue to meet all of the conditions of an Eligible Associate throughout the entire Eligibility Period, including the date on which the Replacement SARs are granted.

        This Offer's expiration date is 5:00 p.m. EDT on June 29, 2017, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the expiration date will be the latest time and date at which this Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.

        Each Eligible Award tendered for exchange will be exchanged for a Replacement SAR representing the number of shares of the Company's common stock such that the Replacement SAR will have a fair value equal to the fair value of the tendered Eligible Award (in accordance with a generally accepted option valuation method), based on the fair market value of the Company's common stock as of the date the offer to exchange expires. Exchange ratios will vary based on the exercise price and remaining term of the tendered Eligible Award, as well as the fair market value of the Company's common stock used for purposes of the valuation, based upon the assumptions described in Section 8 ("Source and Amount of Consideration; Terms of Replacement SARs"). The exchange ratio is based in part on the market price of the Company's common stock at the grant date, currently expected to be June 29, 2017 (the expiration date), unless this Offer is extended by us.

        If you are an Eligible Associate and you elect to exchange one or more Eligible Awards, then, for each Eligible Award you elect to exchange, you must exchange all of that Eligible Award that remains unexercised and was granted to you on a single grant date at the same exercise price and with the same vesting schedule. If you have previously exercised a portion of an Eligible Award, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

        All Eligible Awards that are accepted pursuant to the Offer will be cancelled upon the expiration of the Offer, unless this offer is extended by us. An Eligible Award that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Associate before the end of the Eligibility Period, in which event the Eligible Award will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Awards or issue Replacement SARs, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Associate before the expiration of the Eligibility Period. If you elect to exchange Eligible Awards pursuant to the Offer, your election is accepted and you remain an Eligible Associate through the date we grant the Replacement SARs. Each Replacement SAR granted pursuant to the Exchange Program will have an exercise price equal to the fair market value of the Company's common stock on the NYSE as of the new grant date. The new date of grant is expected to be the closing of the Exchange Program, which is expected to occur on or about June 29, 2017. Under the Exchange Program, each Replacement SAR will retain the same expiration date as the surrendered Eligible Award except that no Replacement SAR will expire prior to the one-year anniversary of the new vesting requirement, subject to earlier expiration of the Replacement SAR upon termination of the employment of the Eligible Associate.

        We will not grant any Replacement SARs exercisable for fractional shares. Instead, if the exchange ratio, when applied to an exchange of an Eligible Award for a Replacement SAR, yields a fractional amount of shares, we will round down to the nearest whole number of shares to be covered by that Replacement SAR. Replacement SARs granted in exchange for vested Eligible Awards will have a new minimum time vesting requirement of one year from the date of the replacement grant, such that all Replacement SARs issued in the Exchange Program will be unvested on the replacement grant date. Replacement SARs granted in exchange for unvested Eligible Awards will continue to vest to the same extent and proportion as the tendered Eligible Awards. If an employee is involuntarily terminated without cause, or upon a change in control, the employee's Replacement SARs that were granted in exchange for vested Eligible Awards will vest under the original vesting schedule and the remaining unvested Replacement SARs will be forfeited on the termination effective date. If the expiration date is extended, then the Replacement SARs grant date will be similarly extended. Please see "Question 7. How are Replacement SARs different from Eligible Awards?" under "Summary Term Sheet" in this offering memorandum for an example of a Replacement SAR vesting schedule.

        The other terms and conditions of the Replacement SARs will be set forth in a SARs agreement to be entered into as of the Replacement SAR grant date. The other terms and conditions of each Replacement SAR will be substantially similar to those of the surrendered Eligible Award it replaces. Each Replacement SAR will be granted under the 2006 Plan. The shares of common stock for which the Replacement SARs may be exercised will be registered on a registration statement filed with the SEC.

        If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

        SECTION 2.    Purpose of this Offer.

        Stock options for associates are very important to the Company's compensation program and philosophy. A number of the SARs and stock options that were granted in recent years are substantially "underwater," meaning that the exercise price is higher than the current trading price of the Company's stock. Because of this, the effectiveness of our long-term incentive program is weakened and the retention value of our outstanding SARs and stock options is impaired. The Exchange Program has been designed to improve the retention and motivational value of our equity program.

        Except as otherwise disclosed in this Offer or in our filings with the U.S. Securities and Exchange Commission (the "SEC") that are incorporated by reference in this offering memorandum, as described under "Additional Information," as of the date of this offering memorandum, we presently have no plans, proposals or negotiations that relate to or would result in:

  (a)
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

  (b)
  any purchase, sale or transfer of a material amount of our assets;

  (c)
  any material change in our indebtedness or capitalization;

  (d)
  any change in our present board of directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

  (e)
  any other material change in our corporate structure or business;

  (f)
  our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

  (g)
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act");

  (h)
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

  (i)
  the acquisition by any person of any of our securities or the disposition of any of our securities; or

  (j)
  any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your Eligible Awards, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum. You must make your own decision whether to elect to exchange your options or SARs.

        SECTION 3.    Procedures for Electing to Exchange Eligible Awards.

        Proper Exchange of Eligible Awards.    If you wish to participate in the Exchange Program, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to New York & Company, Inc. by one of the following methods:

  •
  By mail in the self-addressed, stamped envelope to New York & Company, Attn: Exchange Program, 330 West 34th Street, New York, NY 10001; or

  •
  By inter-office or hand mail to New York & Company Human Resources Department; or

  •
  By e-mail to exchangeprogram@nyandcompany.com.

        To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on June 29, 2017, unless this Offer is extended by us. If your Eligible Awards are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that those Eligible Awards have been accepted for exchange and cancelled and will set forth the number of Replacement SARs, using the applicable exchange ratios determined on the expiration date, that have been granted to you and their exercise price.

        If we do not receive your Election Form by the expiration date, then you will not be able to participate in the Exchange Program, and each SAR and stock option currently held by you will remain intact with its original exercise price and with its other original terms.

        The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing Eligible Award holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

        Determination of Validity; Rejection of SARs and Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Awards. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Awards tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Awards for exchange. If we waive any of the conditions of this Offer we will do so for all Eligible Associates. No tender of Eligible Awards for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing Eligible Associate or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

        Our Acceptance Constitutes an Agreement.    Your election to exchange Eligible Awards pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Awards that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Awards that have not been validly withdrawn.

        SECTION 4.    Withdrawal Rights.

        You may only withdraw your tendered Eligible Awards in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Awards at any time before the expiration date (currently scheduled for 5:00 p.m. EDT on June 29, 2017). If the expiration date is extended by us, you can withdraw your tendered Eligible Awards at any time until the expiration date as extended for this Offer.

        To validly withdraw tendered Eligible Awards, you must submit a new Election Form. We must receive the new Election Form before the expiration date. Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new Election Form indicating the withdrawal of your tendered Eligible Awards before the expiration date. If you elect to withdraw an Eligible Award grant, you must withdraw the entire Eligible Award grant that was granted to you on the same grant date and with the same exercise price and vesting schedule. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Awards will not be considered tendered for exchange. In order to subsequently exchange Eligible Awards that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Awards before the expiration date by following the procedures described in Section 3.

        Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Election Form submitted to withdraw previously tendered Eligible Awards, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

        SECTION 5.    Acceptance of Eligible Awards for Exchange and Issuance of Replacement SARs.

        Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7, and promptly following the expiration of this Offer, we will accept for exchange Eligible Awards properly tendered for exchange and not validly withdrawn before the expiration date. Once your Eligible Awards have been accepted for exchange and cancelled, you will receive a final confirmation notice confirming that those Eligible Awards have been accepted for exchange and cancelled.

        If your Eligible Awards are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Awards, and you will be granted Replacement SARs on the date the Offer expires. Grant documents for the Replacement SARs will be mailed to you thereafter.

        If you cease to be an Eligible Associate at any time during the Eligibility Period, including the date the Replacement SARs are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Awards will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Awards or issue Replacement SARs.

        For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Awards that are validly tendered for exchange and not properly withdrawn, when we give written notice to the Eligible Associates of our acceptance for exchange of their Eligible Awards. This notice may be given by e-mail. Subject to our rights to extend, terminate and amend this Offer, you will receive your Replacement SARs grant documents after the new grant date.

        SECTION 6.    Price Range of Common Stock.

        The following table sets forth the high and low sale prices for the common stock on the NYSE for the periods indicated:

	Market Price
	High	Low
Fiscal Year 2017
Second quarter (through May 24, 2017)	$1.70	$1.33
First quarter	$2.38	$1.56
Fiscal Year 2016
Fourth quarter	$2.60	$1.88
Third quarter	$2.71	$1.79
Second quarter	$3.85	$1.34
First quarter	$4.15	$1.82
Fiscal Year 2015
Fourth quarter	$2.75	$2.00
Third quarter	$2.86	$2.08
Second quarter	$2.79	$2.18
First quarter	$3.11	$2.06

        As of May 24, 2017, the closing price of our common stock as reported by the NYSE was $1.45 per share. There is no established trading market for associate SARs and stock options to purchase shares of our common stock.

        We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

        SECTION 7.    Conditions of this Offer

        Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Awards tendered for exchange, and we may withdraw or terminate this Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after June 1, 2017 and prior to the expiration date, our board of directors determines in its sole discretion to withdraw or terminate this Offer. Our board of directors retains the authority, in its sole discretion, to extend, amend, withdraw, or terminate this Offer.

        Under the listing rules of the NYSE, stockholder approval is required in order for the Exchange Program to be implemented. If stockholder approval is not obtained at our Annual Meeting, we will not be able to implement the Exchange Program.

        SECTION 8.    Source and Amount of Consideration; Terms of Replacement SARs.

        Consideration.    Subject to applicable laws and regulations, each Eligible Award tendered for exchange will be exchanged for a Replacement SAR representing the number of shares of the Company's common stock such that the Replacement SAR will have a fair value equal to the fair value of the tendered Eligible Award (in accordance with a generally accepted option valuation method), based on the fair market value of the Company's common stock as of the date the offer to exchange expires. Exchange ratios will vary based on the exercise price and remaining term of the tendered

Eligible Award, as well as the fair market value of the Company's common stock used for purposes of the valuation.

        The number of shares underlying each Replacement SAR will be determined according to an exchange formula that is intended to provide participating associates with Replacement SARs having an estimated fair value (calculated as of the expiration date) equal to the estimated fair value of their surrendered Eligible Awards (calculated as of the expiration date), based upon the assumptions described below. We will calculate the values of the surrendered Eligible Awards and the Replacement SARs using a Black-Scholes option valuation model.

        We will not issue any Replacement SARs exercisable for fractional shares. Instead, in each case where the exchange formula yields a fractional amount of shares, we will round down to the nearest whole number of shares.

        The Black-Scholes option valuation model, as we will apply for the purposes of this Offer, will take into account (i) the closing price of our common stock on the NYSE on the expiration date, (ii) the exercise price of the SARs and options, (iii) the expected volatility of our common stock over the projected life of the SARS and options, (iv) the estimated expected life of the SARs and options, (v) the risk-free interest rate over the projected life of the SARs and options, and (vi) the expected dividends on our common stock.

        As of May 24, 2017, there were a total of 7,146,989 shares underlying SARs and stock options outstanding under the 2006 Plan and 105,000 shares underlying stock options outstanding under the 2002 Plan. The 2002 Plan is no longer available for the issuance of new equity awards. As of May 24, 2017, there were 5,184,279 SARs and 240,850 stock options outstanding that would be eligible for exchange under the Exchange Program, with original grant dates ranging from March 19, 2008 to May 17, 2016. If all Eligible Awards at May 24, 2017 were to be exchanged and new grants of SARs made in accordance with the exchange ratios set out above, the number of shares underlying SARs and options outstanding would be reduced by 2,582,463 shares, of which approximately 2,512,463 shares would be returned to the 2006 Plan and available for future issuances and 70,000 shares would be cancelled under the 2002 Plan and no longer available for future issuances.

        Terms of Replacement SARs.    Each Replacement SAR will have a fair value that is equal to the fair value of the Eligible Award exchanged, such that no incremental expense is recorded by the Company in connection with the exchange of Eligible Awards. ach Replacement SAR granted pursuant to the Exchange Program will have an exercise price equal to the fair market value of the Company's common stock on the NYSE as of the new grant date. The new date of grant is expected to be the closing of the Exchange Program, which is expected to occur on or about June 29, 2017. Under the Exchange Program, Replacement SARs will retain the same expiration date as the surrendered Eligible Awards except that no Replacement SARs will expire prior to the one-year anniversary of the new vesting requirement, subject to earlier expiration of the Replacement SARs upon termination of the employment of the Eligible Associate.

        Replacement SARs granted in exchange for vested Eligible Awards will have a new minimum time vesting requirement of one year from the date of the replacement grant, such that all Replacement SARs issued in the Exchange Program will be unvested on the replacement grant date thereby increasing the retention value of previously vested awards. Replacement SARs granted in exchange for unvested Eligible Awards will continue to vest to the same extent and proportion as the tendered Eligible Awards. If an employee is involuntarily terminated without cause, or upon a change in control, the employee's Replacement SARs that were granted in exchange for vested Eligible Awards will vest under the original vesting schedule and the remaining unvested Replacement SARs will be forfeited on the termination effective date. Please see "Question 7. How are Replacement SARs different from Eligible Awards?" under "Summary Term Sheet" in this offering memorandum for an example of a Replacement Award vesting schedule.

        The other terms and conditions of each Replacement SAR will be substantially similar to those of the surrendered Eligible Award it replaces and will be set forth in a Replacement SAR agreement to be entered into as of the new grant date. Each Replacement SAR will be granted under the 2006 Plan.

        The description of the Replacement SARs set forth herein is only a summary of some of the material provisions of a SARs agreement to be entered into as of the Replacement SAR grant date. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable Replacement SAR grant documents and the 2006 Plan. Additional information regarding each Plan may be found in the Registration Statement on Form S-8, filed with the SEC on October 4, 2006.

        Exercise.    Generally, you may exercise the vested portion of your Replacement SARs at any time, except if your employment with the Company terminates, for any reason other than a change in control. Prior to your Replacement SAR becoming fully vested, you will not be able to exercise the portion of your Replacement SAR grant that is not vested and those unvested options will be forfeited, except that unvested Replacement SARs issued in exchange for vested Eligible Awards will vest in accordance with the original vesting schedule upon termination of employment without cause, or upon a change in control.

        Income Tax Consequences of the Exchange Program.    Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Awards under this Offer.

        Registration and Sale of Shares.    All shares of common stock issuable upon exercise of options granted under the 2006 Plan, including the shares that will be issuable upon exercise of all Replacement SARs, will be registered under the Securities Act of 1933 on a registration statement filed with the SEC on Form S-8. Unless you are considered an "affiliate" of the Company, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

        IMPORTANT NOTE:    The statements in this offering memorandum concerning the Plans and the Replacement SARs are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the Plans. Copies of each Plan and its related prospectus are available by contacting us at 212-884-2750.

        SECTION 9.    Information Concerning New York & Company, Inc.

        New York & Company, Inc. is a specialty retailer of women's fashion apparel and accessories, and the modern wear-to-work destination for women, providing fashion that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company's proprietary branded New York & Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com. The target customers for the Company's merchandise are women between the ages of 25 and 45. As of January 28, 2017, the Company operated 466 stores, including 123 New York & Company Outlet stores, in 39 states.

        New York & Company, Inc., formerly known as NY & Co. Group, Inc., was incorporated in the state of Delaware on November 8, 2002. It was formed to acquire all of the outstanding stock of Lerner New York Holding, Inc. ("Lerner Holding") and its subsidiaries from L Brands, an unrelated company. On November 27, 2002, Irving Place Capital, formerly known as Bear Stearns Merchant Banking, completed the acquisition of Lerner Holding and its subsidiaries from L Brands. On October 6, 2004, the Company completed an initial public offering and listed its common stock on the NYSE. The Company's mailing address and executive offices are located at 330 West 34th Street, 9th Floor, New York, NY 10001. The Company's phone number is (212) 884-2000.

        Certain Financial Information.    We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended January 28, 2017, which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended January 28, 2017 and January 30, 2016 and the selected consolidated balance sheet data as of January 28, 2017 and January 30, 2016 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended January 28, 2017.

	Fiscal year ended January 28, 2017 (52-weeks)	Fiscal year ended January 30, 2016 (52-weeks)
	(Amounts in thousands, except per share amounts)
Statements of operations data:
Net sales	$929,081	$950,108
Cost of goods sold, buying and occupancy costs	665,102	685,253

Gross profit	263,979	264,855
Selling, general and administrative expenses	279,362	272,960

Operating loss	(15,383)	(8,105)
Interest expense, net of interest income	1,235	1,227

Loss before income taxes	(16,618)	(9,332)
Provision for income taxes	673	737

Net loss	$(17,291)	$(10,069)

Basic loss per share	$(0.27)	$(0.16)

Diluted loss per share	$(0.27)	$(0.16)

Weighted average shares outstanding:
Basic shares of common stock	63,356	63,154

Diluted shares of common stock	63,356	63,154

	As of
	January 28, 2017	January 30, 2016
	(Amounts in thousands)
Balance sheet data (at period end):
Cash and cash equivalents	$88,369	$61,432
Current assets	$197,964	$177,764
Noncurrent assets	$103,624	$105,696
Current liabilities	$138,377	$135,729
Working capital	$59,587	$42,035
Total assets	$301,588	$283,460
Total debt	$12,326	$13,167
Stockholders' equity	$79,169	$93,771

        The Company's book value per share at January 28, 2017 is $1.23 (calculated using the book value of total stockholders' equity as of January 28, 2017, divided by the number of outstanding shares of our common stock as of January 28, 2017).

        The following table sets forth our ratio of earnings to fixed charges for each of the two fiscal years ended January 28, 2017 and January 30, 2016.

	Fiscal Year ended January 28, 2017	Fiscal Year ended January 30, 2016
Ratio of earnings to fixed charges	0.34	0.64

        The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income from operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases. Fixed charges exceeded loss from operations plus fixed charges by $16.6 million and $9.3 million for the fiscal years ended January 28, 2017 and January 30, 2016, respectively.

        The financial information included in the sections entitled "Item 6. Selected Financial Data" and "Item 8. Financial Statements and Supplementary Data" of our Annual Report on Form 10-K for the year ended January 28, 2017, filed with the SEC on April 12, 2017, is incorporated herein by reference. See Section 16 ("Additional Information")` in this offering memorandum for instructions on how you can obtain copies of the Annual Report. For information regarding the accounting consequences of this Offer, see Section 11 ("Status of Eligible Awards Acquired by Us in this Offer; Accounting Consequences of this Offer").

        SECTION 10.    Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the SARs and Options.

        A list of our directors and executive officers is attached to this offering memorandum as Schedule A, which is incorporated herein by reference.

SECURITIES OWNERSHIP OF OFFICERS, DIRECTORS AND OWNERS OF 5%
OR MORE OF THE COMPANY'S COMMON STOCK

        The following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of April 24, 2017. The table reflects the beneficial ownership by (i) each stockholder known by the Company to own beneficially more than 5% of its common stock, (ii) each executive officer, (iii) each of its directors, and (iv) all of its directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Such rules provide that in calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and certain other equity instruments held by that person that are currently exercisable or that will become exercisable within 60 days after April 24, 2017 are deemed to be outstanding.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(1)
Gregory J. Scott	1,627,560	(2)	2.5%
John M Worthington	768,700	(3)	1.2%
Sheamus Toal	619,423	(4)	1.0%
Faeth Bradley	385,473	(5)	*
Michelle Pearlman	233,427	(6)	*
Adam Ratner	5,387	(7)	*
Bodil M. Arlander	134,363	(8)	*
David H. Edwab	133,716	(9)	*
James O. Egan	117,075	(10)	*
Lori H. Greeley	49,611	(11)	*
Christy Haubegger	25,021	(12)	*
John D. Howard	31,618,972	(13)	49.2%
Grace Nichols	313,026	(14)	*
Arthur E. Reiner	208,792	(15)	*
IPC/NYCG LLC	31,618,972	(13)	49.2%
All directors and executive officers as a group (14 persons)	36,240,546		54.3%
Paradigm Management, Inc.	5,706,200	(16)	8.9%
North Run Advisors, LLC	3,567,880	(17)	5.6%
Kanen Wealth Management LLC	3,281,953	(18)	5.1%

*
Less than 1.0%.

(1)
For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 64,209,900 shares of common stock outstanding on April 24, 2017. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to its knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 330 W. 34th Street, 9th Floor, New York, New York, 10001.

Each stock appreciation right ("SAR") included in the table represents the right to receive a payment measured by the increase in the fair market value of one share of common stock from the date of grant of the SAR to the date of exercise of the SAR. Upon exercise the SARs will be settled in stock.

(2)
Gregory J. Scott—Includes 127,560 shares of common stock, 100,000 shares of restricted stock, and 1,400,000 SARs.

(3)
John M Worthington—Includes 31,200 shares of common stock, 325,000 shares of restricted stock, and 412,500 SARs.

(4)
Sheamus Toal—Includes 143,052 shares of common stock, 63,226 shares of restricted stock, 20,132 vested deferred stock units, 75,000 shares of common stock issuable upon exercise of options, and 318,013 SARs. Common stock includes 10,000 shares, indirectly beneficially owned by the reporting person as custodian for his daughter.

(5)
Faeth Bradley—Includes 80,477 shares of common stock, 41,613 shares of restricted stock, 4,967 vested deferred stock units, and 258,416 SARs.

(6)
Michelle Pearlman—Includes 83,427 shares of common stock and 150,000 shares of restricted stock.

(7)
Adam Ratner—Includes 5,387 SARs.

(8)
Bodil M. Arlander—Includes 114,496 shares of common stock and 19,867 shares of restricted stock.

(9)
David H. Edwab—Includes 113,849 shares of common stock and 19,867 shares of restricted stock.

(10)
James O. Egan—Includes 73,586 shares of common stock, 23,622 shares of vested deferred stock units, and 19,867 deferred stock units which will vest on June 21, 2017.

(11)
Lori H. Greeley—Includes 25,642 shares of common stock and 23,969 shares of restricted stock.

(12)
Christy Haubegger—Includes 25,021 shares of restricted stock.

(13)
John D. Howard—John D. Howard is employed by Irving Place Capital ("IPC"). Mr. Howard, by virtue of his status as Co-Managing Partner of Irving Place Capital, may be deemed to share beneficial ownership of shares owned of record by IPC and IPC/NYCG LLC. Mr. Howard and IPC share investment and voting power with respect to shares owned by IPC and IPC/NYCG LLC, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. IPC/NYCG LLC is an affiliate of, and is controlled by, IPC. IPC/NYCG LLC acquired its shares of common stock for resale in the original acquisition transaction with Limited Brands on November 27, 2002. The business address for Mr. Howard and each of the entities identified in this footnote is 745 Fifth Avenue—7th Floor, New York, New York 10151.

(14)
Grace Nichols—Includes 253,358 shares of common stock, 49,668 shares of restricted stock, and 10,000 shares of common stock issuable upon exercise of options.

(15)
Arthur E. Reiner—Includes 188,925 shares of common stock and 19,867 shares of restricted stock. Common stock includes 179,425 shares, 4,750 shares, and 4,750 shares, indirectly beneficially owned by the Arthur Reiner Revocable Trust, the Deborah Reiner 2003 Trust, and the Melissa Greener 2003 Trust, respectively. Mr. Reiner disclaims beneficial ownership of the shares owned by these Trusts, except to the extent of his pecuniary interest therein.

(16)
This information is based on a Schedule 13G filed on February 14, 2017. Paradigm Management, Inc. has sole voting power and sole dispositive power over 5,706,200 shares. The address of Paradigm Management, Inc. is Nine Elk Street, Albany, NY 12207.

(17)
This information is based on a Schedule 13G filed on February 10, 2017. North Run Advisors, LLC has shared voting power and shared dispositive power over 3,567,880 shares. The address of North Run Advisors, LLC is One International Place, Suite 2401, Boston, MA 02110.

(18)
This information is based on a Schedule 13D filed on April 26, 2017. Kanen Wealth Management LLC has shared voting power over 3,231,953 shares and sole dispositive power over 3,281,953 shares. The address of Kanen Wealth Management is 5850 Coral Ridge Drive, Suite 309, Coral Springs, FL 33076.

        As of May 24, 2017, our executive officers and directors (14 persons) as a group held options outstanding under the Plans to purchase a total of approximately 85,000 shares of our common stock and 4,029,783 SARs. Together, this represented approximately 56.7% of all SARs and options outstanding under the Plans as of that date. As of May 24, 2017, of these outstanding SARs and options, approximately 3,443,234 are eligible for exchange in the Offer. This number represented approximately 63.5% of all Eligible Awards outstanding under the Plans as of that date.

        The following table sets forth the aggregate number of SARs and options outstanding under the Plans and the maximum number of Eligible Awards held by the Company's executive officers and directors as of May 24, 2017:

Name	Aggregate Number of SARs and Options Outstanding Under the Plans	Maximum Number of Eligible Awards
Gregory J. Scott	1,600,000	1,600,000
John M Worthington	1,100,000	900,000
Sheamus Toal	651,286	511,286
Faeth Bradley	532,899	417,899
Michelle Pearlman	200,000		*
Adam Ratner	20,598	14,049
Bodil M. Arlander	—		*
David H. Edwab	—		*
James O. Egan	—		*
Lori H. Greeley	—		*
Christy Haubegger	—		*
John D. Howard	—		*
Grace Nichols	10,000		*
Arthur E. Reiner	—		*
All directors and executive officers as a group (14 persons)	4,114,783	3,443,234

*
Not eligible to participate in the Exchange Program.

        Other than as described below and other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of the Company, neither the Company or its subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase the Company's common stock or in shares of the Company's common stock during the 60 days prior to May 24, 2017, except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, or our Definitive Proxy Statement for our 2017 Annual Meeting of Stockholders, and other than outstanding SARs, options and other awards granted from time to time to certain of our associates (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

        SECTION 11.    Status of Eligible Awards Acquired by Us in this Offer; Accounting Consequences of this Offer.

        Each Eligible Award from the 2002 Plan that we acquire pursuant to this Offer will be cancelled. The shares of common stock subject to an exchanged Eligible Award from the 2002 Plan will not be available for future awards. The shares of common stock subject to an exchanged Eligible Award from the 2006 plan will be available for future awards.

        The exchange of Eligible Awards for Replacement SARs will be considered a modification of the impacted awards for accounting purposes, as determined by the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"). The estimated fair value of the Eligible Awards and the Replacement SARs will be calculated in accordance with a valuation method referred to as the "Black-Scholes option valuation model," and the exchange ratios will be calculated to result in the fair value of the Replacement SARs equaling the fair value of the Eligible Awards, to be calculated on the expiration date. Because the exchange ratio of Eligible Awards to Replacement SARs will be calculated based on maintaining the same fair value between the Eligible Awards and the Replacement SARs under ASC 718, we do not expect to incur a compensation charge as a result of the exchange.

        SECTION 12.    Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Replacement SARs for Eligible Awards as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our SARs and options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of SARs and options or not accept SARs and options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Awards tendered for exchange and to grant Replacement SARs for Eligible Awards tendered for exchange is subject to conditions, including the conditions described in Section 7 of this offering memorandum.

        SECTION 13.    Material U.S. Federal Income Tax Consequences.

        The following section provides a general discussion of the material federal income tax consequences of the exchange of Eligible Awards under this Offer and does not constitute tax advice. This discussion is based on the income tax provisions of the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Offer, all of which may change, possibly on a retroactive basis and may vary depending upon individual circumstances. This section does not discuss other federal tax consequences (such as employment, gift, estate, social security, or state or local taxes that may be applicable) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program.

        Federal Income Tax Consequences of the Exchange of Awards for Replacement SARs.    If you tender Eligible Awards for cancellation in exchange for Replacement SARs, you will not recognize income for federal income tax purposes. If you are granted Replacement SARs, you will not recognize income for federal income tax purposes upon the grant of the Replacement SARs.

        Replacement SARs.    The grant of Replacement SARs is not a taxable event for federal income tax purposes. Upon settlement of the Replacement SARs pursuant to exercise, you must recognize ordinary compensation income for federal income tax purposes in an amount equal to the fair market value of the acquired shares, determined at the date of transfer. The ordinary compensation income recognized by you will be subject to tax withholding as wages.

        Certain Other Tax Issues.    In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) certain awards under the Plans may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iii) if the exercisability or vesting of any Replacement SARs is accelerated because of a change in control, such Replacement SARs (or a portion thereof), either alone or together with certain other payments, may constitute non-deductible excess parachute payments under Section 280G of the Internal Revenue Code, which may be subject to a 20% excise tax on participants. Officers and directors of the Company subject to Section 16(b) of the Exchange Act, as amended, may be subject to special tax rules regarding the income tax consequences concerning their Replacement SARs.

        As noted above, because each Eligible Associate is in a different financial and tax situation, we suggest that each of you consult with your personal financial and tax advisors before deciding to participate in the Exchange Program.

        SECTION 14.    Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Awards, by giving oral or written notice of the extension to the Eligible Associates or making a public announcement of the extension.

        If this Offer is terminated or withdrawn, any Eligible Awards tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to Eligible Associates or by decreasing or increasing the number of Eligible Awards being sought in this Offer.

        Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m. EDT on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Associates in a manner reasonably designed to inform Eligible Associates of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release.

        If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

        SECTION 15.    Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Awards pursuant to this Offer.

        SECTION 16.    Additional Information.

        We recommend that, in addition to this offering memorandum and your individualized Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible Awards:

          (a)   New York & Company, Inc.'s Annual Report on Form 10-K, for the year ended January 28, 2017, filed with the SEC on April 12, 2017.

          (b)   New York & Company, Inc.'s Definitive Proxy Statement for the 2017 Annual Meeting of Stockholders, filed with the SEC on May 30, 2017.

          (c)   New York & Company, Inc.'s Registration Statements on Form S-8, filed with the SEC on October 18, 2004 and February 12, 2015.

        We expect to file our Quarterly Report on Form 10-Q for our fiscal quarter ended April 29, 2017 on or before June 5, 2017. You should review this Form 10-Q before making a final decision on whether to elect to exchange Eligible Awards.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

        Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

        Our common stock is quoted on the NYSE under the symbol "NWY" and our SEC filings can also be read at the following NYSE address:

New York Stock Exchange
11 Wall Street
New York, New York 10005

        We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

New York & Company
Attn: Exchange Program
330 West 34th Street
New York, NY 10001

or by telephoning us at (212) 884-2750, or by e-mail at exchangeprogram@nyandcompany.com.

        The information contained in this offering memorandum about New York & Company should be read together with the information contained in the documents to which we have referred you.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

        SECTION 17.    Miscellaneous.

        This offering memorandum and our SEC reports referred to above include "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "may," "can," "could," "might," "should" and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed report on Form 10-K. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

        The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

        We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Awards be accepted from or on behalf of, the Eligible Associates residing in a jurisdiction where that law is applicable.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Awards pursuant to this Offer. You should rely only on the information contained in this offering memorandum or other information to which we have in this offering memorandum referred you. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

New York & Company, Inc.
June 1, 2017

 SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
NEW YORK & COMPANY, INC.

        The directors and executive officers of New York & Company, Inc. and their positions with the Company as of May 24, 2017 are set forth in the following table:

Name	Position(s) with the Company
Gregory J. Scott*	Chief Executive Officer and Director
John M Worthington*	President and Chief Operating Officer
Sheamus Toal*	Executive Vice President and Chief Financial Officer
Faeth Bradley*	Executive Vice President, Human Resources
Michelle Pearlman*	Executive Vice President, eCommerce and Chief Marking Officer
Adam Ratner*	Vice President and General Counsel
Bodil M. Arlander	Director
David H. Edwab	Director
James O. Egan	Director
Lori H. Greeley	Director
Christy Haubegger	Director
John D. Howard	Director
Grace Nichols	Director and Non-Executive Chair of the Board of Directors
Arthur E. Reiner	Director

*
Denotes executive officer

        The address of each director and executive officer is: c/o New York & Company, Inc., 330 West 34th Street, 9th Floor, New York, NY 10001.

A-1